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PROSPECTUS SUPPLEMENT TO                        Filed pursuant to Rule 424(b)(3)
PROSPECTUS DATED FEBRUARY 10, 1998                        SEC File No. 333-45551

                             PRIME HOSPITALITY CORP.

                                  Common Stock


             The date of this Prospectus Supplement is April 8, 1998

        The following information supplements the Prospectus dated February 10, 1998 of Prime Hospitality Corp., a Delaware corporation (the "Company"), relating to the offering of up to 3,637,832 presently outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of the Company from time to time by certain stockholders (the "Selling Stockholders").

        The following information is substituted in place of the table of Selling Stockholders under "Selling Stockholders" to reflect the distributions of Shares by certain previously identified Selling Stockholders to their respective partners subsequent to February 10, 1998:



                                                                   No. of Shares
                                 Selling Stockholder              Owned Prior to
                                                                    the Offering

Developer Extended Stay Partners, L.P. (1).........................      544,988
Robert A. Faith (2)................................................    1,135,751
Harlan R. Crow (3).................................................    1,534,899
Crow Hotel Realty Investors, L.P. (4)..............................      970,568
Crow Family, Inc. (5)..............................................    1,531,863
Greystar Realty Service, L.P. (6)..................................       42,744
Clifford A. Breining (7)...........................................          428
CFP Residential, L.P. (7)..........................................        9,800
Patrick W. Dukes (7)...............................................        1,603
E. Garth Erdossy (7)...............................................        4,165
Robert M. Hutt (7).................................................        1,923
Randy J. Pace (7)..................................................        1,283
J. Ronald Terwilliger (7)..........................................        9,810
Bruce C. Ward (7)..................................................        7,663
Greystar Holdings, Inc. (9)........................................       17,347
JMI Investments ES 1996, Inc. (9)..................................    1,050,018
JMI Realty (10)....................................................      129,044
John J. Moores (11)................................................      338,286
John J. Moores Jr. Trust (11)......................................      155,430


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                                                                   No. of Shares
                                 Selling Stockholder              Owned Prior to
                                                                    the Offering

Jennifer Ann Moores Trust (11)....................................       155,430
Rachel Erin Shulman Trust (11)....................................        13,816
Jason Brian Shulman Trust (11)....................................        13,816
Britton Lee Baas Trust (11).......................................        13,816
Seth Joseph Baas Trust (11).......................................        13,816
Roseanne Elaine Baas Trust (11)...................................        13,816
Christopher Nathan Baas Trust.....................................        13,816
Melissa Kristen Moores Trust (11).................................        13,816
Charles E. Noell, III (11)........................................        13,816
Joel K. Oldham, IV (12)...........................................        19,621
Mark Thomas Spiegel (13)..........................................        12,713
Greystar Capital Partners, L,P. (11)..............................       276,320
Jeffrey T. Roberts (11)...........................................        34,540
William B. Buchanan, Jr. (11).....................................         6,908
Greystar Partners L.P. (14).......................................       116,106
David J. Elwell (7)...............................................           107
David J. Hubbard (7)..............................................         2,266
Brian K. Cranor (7)...............................................           535
James E. Thomas, Jr. (7)..........................................         1,013
Leonard W. Wood Family LP (7).....................................         2,148
Joel S. Ehrenkranz (15)...........................................         6,600
Sanford B. Ehrenkranz (15)........................................         3,020
Roger A. Goldman (15).............................................         1,175
Hans Albrecht (15)................................................        66,921
Courtland Associates (15).........................................       237,486
Leslie A. Brenner (15)............................................           125
Laurence W. Cohen (15)............................................         1,007
Rachel Covington (15).............................................           125
Amy G. Birmingham (15)............................................           447



(1) Shares owned by Developer Extended Stay Partners, L.P. ("DESP LP") will be voted by its general partner, DESP General Partner, L.L.C., until such time as such shares are distributed by such partnership to its partners, TCR Extended Stay I Limited Partnership ("TCR") and Greystar Realty Services, L.P. ("Greystar Realty Services").

(2) Includes 17,347 shares owned by Greystar Holdings, Inc. ("GHI") of which Mr. Faith is the sole stockholder. Mr. Faith disclaims beneficial ownership of all such shares hold by GHI. Includes 544,988 shares owned by DESP LP as to which Mr. Faith has shared voting power as a result of his indirect ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such


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          partnership.  Mr.  Faith  disclaims  beneficial  ownership of all such shares beyond his percentage ownership therein. Also includes (i) 259,051 shares distributed by JMI/Greystar Extended Stay Partners, L.P. ("JMI/Greystar ESP") to JMI Investments ES 1996, Inc., as one of its limited partners ("JMI 1996"), and subsequently distributed by JMI 1996 to Mr. Faith, as one of its limited partners, and (ii) 103,335 shares distributed by JMI/Greystar Realty Partners L.P. ("JMI/Greystar Realty") to Greystar Partners, L.P. ("Greystar Partners"), as one of
          its  limited  partners,  and  subsequently   distributed  by  Greystar
          Partners to Mr. Faith, as one of its limited partners. Also includes 81,986 shares of Prime Common Stock issuable pursuant to fully vested options granted under the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan").

(3) Includes 16,355 shares owned by Crow Family, Inc., of which Mr. Crow is the sole director. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., and 528 shares owned by Crow Realty Investors d/b/a Crow Investment Trust, as Crow Family, Inc. is the sole general partner of each such partnership. Also includes 544,988 shares owned by DESP LP, as to which Mr. Crow has shared voting power as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership and fully vested options granted under the 1996 Plan to non-employee directors. Mr. Crow disclaims beneficial ownership of all shares other than the shares subject to an option to acquire 3,036 shares of Prime's Common Stock granted under the 1996 Plan.

(4)       Includes  910,633  shares   distributed  by  CRI/ESH  Partners,   L.P.
          ("CRI/ESH") to Crow Hotel Realty Investors, L.P., as one of its limited partners.

(5) Includes 8,420 shares owned by Crow Family, Inc., as the general power of ESH Partners, L.P. and 7,359 shares owned directly by Crow Family, Inc. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., and 528 shares owned by Crow Realty Investors d/b/a Crow Investment Trust, of which Crow Family, Inc. is the sole general partner. Also includes 544,988 shares owned by DESP LP as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership.

(6) Consists of shares distributed by DESP LP to Greystar Realty Services, as a limited partner.

(7) Consists of shares distributed by DESP LP to TCR, as one of its limited partners, and subsequently distributed by TCR to the holder, as a limited partner.

(8) Consists of (i) 13,816 shares distributed by JMI/Greystar ESP to GHI as its general partner, (ii) 2,370 shares distributed by JMI/Greystar Realty to GHI as its general partner, and (iii) 1,161 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to GHI, as its general partner.




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(9)       Consists of shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners. All such shares were subsequently distributed by JMI 1996 to its partners.

(10) Consists of (i) 10,569 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to JMI Realty, as one of its limited partners, and (ii) 118,475 shares distributed by JMI/Greystar Realty to JMI Realty, as one of its limited partners.

(11) Consists of shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed to the holder, as a limited partner.

(12) Consists of (i) 13,816 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to Mr. Oldham, as a limited partner, and (ii) 5,805 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Oldham, as a limited partner.

(13) Consists of (i) 6,908 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to Mr. Spiegel, as a limited partner, and (ii) 5,805 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Spiegel, as a limited partner.

(14)      Consists  of shares  distributed  by  JMI/Greystar  Realty to Greystar
          Partners,  as  a  limited  partner.   Greystar  Partners  subsequently
          distributed all such shares to its partners.

(15)      Consists  of  shares  distributed  by  CRI/ESH  to   the  holder as  a
          limited partner.




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